Exhibit 21

State of
Subsidiary	Incorporation

Mace Security International, Inc.	Delaware
Car Care, Inc.	Delaware
Care Investment, Inc.	Delaware
Colonial Full Service Car Wash, Inc.	Texas
Crystal Falls Car Wash, Inc.	Delaware
CRCD, Inc.	Texas
Eager Beaver Car Wash, Inc.	Florida
F.E.D. Properties, Inc.	New York
50's Classic Car Wash of Lubbock, Inc.	Texas
Mace Car Wash - Arizona, Inc.	Arizona
Mace Car Wash, Inc.	Delaware
Mace Security Centers, Inc.	Colorado
Mace Security Products, Inc.	Delaware
Mace Texas I, Inc.	Delaware
Mace Texas II, Inc.	Delaware
Mace Trademark Corp.	Delaware
Mace Truck Wash, Inc.	Delaware
Mace Wash, Inc.	Delaware
MSP Retail, Inc.	Colorado
Worth Manufacturing Company, Inc.	Texas